UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Numbers:
      333-71976, 333-42016, 333-24281, 333-24269, 333-03362

                     BAYCORP HOLDINGS, LTD.
     (Exact name of registrant as specified in its charter)

                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
                         (603) 766-4990
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common Stock, $0.01 par value per share
    (Title of each class of securities covered by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     _X_       Rule 12h-3(b)(1)(i)    _X_
Rule 12g-4(a)(1)(ii)    ___       Rule 12h-3(b)(1)(ii)   ___
Rule 12g-4(a)(2)(i)     ___       Rule 12h-3(b)(2)(i)    ___
Rule 12g-4(a)(2)(ii)    ___       Rule 12h-3(b)(2)(ii)   ___
                                  Rule 15d-6             ___


     Approximate  number  of  holders  of  record   as   of   the
certification or notice date:  1

     Pursuant to the requirements of the Securities Exchange  Act
of    1934,    BayCorp   Holdings,   Ltd.   has    caused    this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.


Date: November 22, 2005  By:  /s/ Frank W. Getman Jr.
                              __________________________
                              Frank W. Getman Jr.
                              President and CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the
Commission  three  copies  of Form 15,  one  of  which  shall  be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.